Date: 01/24/2012
Receipt Number: 3631417
Amount Paid: $37.00

RECEIVED
JAN 24 2012
Utah Div. Of Corp. & Comm. Code

SIXTEENTH AMENDMENT TO

FIFTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GROEN BROTHERS AVIATION, INC.

Pursuant to authority expressly granted to and vested in the Board of Directors of Groen Brothers Aviation, Inc. (the "Corporation") by its Fifth Amended and Restated Articles of Incorporation (as amended, restated, supplemented or otherwise modified from time to time, the "Fifth Amended and Restated Articles of Incorporation;" capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Fifth Amended and Restated Articles of Incorporation) filed with the Utah Division of Corporations and Commercial Code (the "Division") on November 24, 2008, and pursuant to the Utah Revised Business Corporation Act (the "Act"), the Corporation hereby adopts the following amendment to its Fifth Amended and Restated Articles of Incorporation:

A. The name of this Corporation is Groen Brothers Aviation, Inc.

B The Fifth Amended and Restated Articles of Incorporation are hereby amended to extend the "expiration date" of the Series A Preferred Stock from January 31, 2012 to January 31, 2013.

01-24-12P02:27 RCVD

C. This Amendment to the Fifth Amended and Restated Articles of Incorporation of the Corporation (this "Amendment") was adopted by (i) unanimous written consent of the Corporation's Board of Directors effective as of January 30, 2012, and (ii) the holders of in excess of eighty percent (80%) of the issued and outstanding shares of the Corporation's Series B Preferred Stock pursuant to a written consent effective as of January 30, 2012. The vote cast by the holders of the Corporation's Series B Preferred Stock was sufficient to authorize this Amendment. In order to effectuate the foregoing, the Fifth Amended and Restated Articles of Incorporation are hereby amended as follows:

1. The text of Section 1(A)(e)(6) of Article III of the Fifth Amended and Restated Articles of Incorporation is hereby deleted in its entirety and replaced with the following text: "Shares of Series A Preferred Stock, to the extent not converted into Common Shares, will expire on the later of (i) seven (7) years from the date they are issued and (ii) January 31, 2013, and will be cancelled by the Corporation."

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IN WITNESS WHEREOF, this Amendment to the Fifth Amended and Restated Articles of Incorporation of GROEN BROTHERS AVIATION, INC. is hereby executed effective as of the 30th day of January, 2012.

GROEN BROTHERS AVIATION, INC.

By: ______________________________
Name: David Groen
Title: President & CEO